Exhibit 99.1

Edge Petroleum Announces First Half 2005 Operating Results and Record First
Half Production

          HOUSTON, July 20 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation (Nasdaq: EPEX) announced today record total estimated production for the six months ended June 30, 2005 of approximately 8.3 Bcfe, or 45.9 MMcfe per day. This is an increase of 36% over the same period a year ago.  Estimated production for the second quarter of 2005 was 4.1 Bcfe, in line with the company’s guidance, and up more than 39% from the same period a year ago. Edge’s production exit rate on June 30, 2005 was approximately 46.1 MMcfe per day.  Five wells were undergoing completion operations at quarter-end.

          Edge drilled and logged 16 wells during the second quarter of 2005, up from six wells in the first quarter.  Fifteen of those wells were apparent successes.  For the six months ended June 30, 2005, Edge had drilled and logged a total of 22 wells, with 21 apparent successes for an overall success rate of 95%. Eleven of the 16 wells were drilled in south Texas, with five in Edge’s Queen City play where the sole dry hole was drilled, three at Encinitas in the Vicksburg play, two in the Lobo play and one Wilcox well in Goliad County.  Additionally, five wells were drilled in Southeast New Mexico.  Three wells were drilling as of June 30, 2005 and Edge expects to drill a total of 18 to 20 wells during the third quarter of 2005, continuing the momentum in its drilling activities.

          Commenting on recent operations, John O. Tugwell, Executive Vice President and Chief Operating Officer, noted, “As we stated at the end of the second quarter, our drilling activity has accelerated and although we are disappointed in our one dry hole in the Queen City Trend, we are very pleased with our overall results.  Our estimated production for the quarter was in line with our guidance and we are working hard to maintain the momentum in our drilling activities.  We are expanding our inventory of drillable locations at a rapid pace and capital resources are strong.  However, our ability to materially increase the number of wells to be drilled beyond our original budget number of 50 to 55 wells is heavily dependent upon the timely access to oilfield services, particularly drilling rigs.  The rig situation has delayed the drilling of several larger interest, higher impact wells causing our forecasted rate of growth in production to slow somewhat.  As a result, some of our expected growth will be pushed into 2006.  We are therefore lowering our 2005 production estimate modestly to 16.9 to 17.4 Bcfe.”

          In addition to its drilling and production activities, Edge reported that it has made considerable progress toward increasing its undeveloped acreage position in its existing trends and in its unconventional shale gas initiatives.  After considerable technical study, Edge began building an acreage position in the Fayetteville Shale play in Arkansas, late in the first quarter.  To date, Edge has acquired about 4,500 net acres all within one county and expects to continue to increase its net acreage position over the next several months.

          In addition Edge has acquired approximately 25,000 net acres via a single transaction with a private party in the Floyd Shale play in Mississippi and Alabama.  The Floyd Shale is age equivalent to the Barnett and Fayetteville Shales and has similar depositional characteristics.  Edge believes that the total organic content, thermal maturity and gas content of the Floyd Shale are similar to those found in the Barnett and Fayetteville Shales.  Edge does not plan any material drilling on its shale gas acreage this year with the possible exception of participating in one non-operated Fayetteville Shale well later this year.  This well will provide additional information for further technical assessment of Edge’s Fayetteville Shale acreage position. Tugwell added, “We are very excited about our ability to enter on a selected basis these two shale gas plays and our efforts are ongoing to expand our position further.  Our current expectations are to commence our own drilling activities in these two plays in 2006.”

          Commenting on Edge’s development activities, Tugwell further noted, “We continue to find quality opportunities to expand in our core areas.  We are adding to our already significant acreage position in the Queen City play and have plans there for additional seismic later this year.  In the Mississippi Salt Basin, we are continuing our acreage and seismic acquisition plans and we expect to have a more aggressive drilling program in the basin in 2006.  Our drilling plans in southeast New Mexico continue to grow both through internally generated prospects and third party submittals.”

          Edge plans to release its second quarter financial results along with an update to its guidance on July 27, 2005 and will host its second quarter conference call on July 28, 2005 at 1:30 pm CDT.  Interested parties may participate by dialing 800-683-1575 (ID#: Edge).  The call will also be webcast and can be accessed by logging onto the web at http://phx.corporate- ir.net/phoenix.zhtml?p=irol-eventDetails&c=98341&eventID=1100200 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Statements regarding production, all forecasts for 2005, including production, timing of future wells, growth in operational activities and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, results of acquisitions and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                              07/20/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /

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